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                                                                   EXHIBIT 10.12

April 9, 2001


Jay Shiveley


Dear Jay:

This letter sets forth the substance of the agreement (the "Agreement") between Vitria Technology, Inc. (the "Company") and you in connection with your potential service as a part-time employee.

SUSPENSION DATE.  Your last day of full-time work with the Company as Senior
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Vice President of Sales was February 26, 2001 (the "Suspension Date").  From the
Suspension Date until the Effective Date (as defined below under the ADEA Waiver heading), you have been and will remain an employee of the Company on an unpaid leave of absence (the "Leave Period"). During the Leave Period, except to the extent specified in this Agreement (and in that case only if the Agreement becomes effective), you will not receive any salary, you will not accrue any vacation benefits or other paid time off, and the vesting of any stock options, or lapse of any Company repurchase right on purchased stock, will be suspended. If the Effective Date does not occur prior to April 21, 2001, then unless otherwise elected at the sole discretion of the Company, your employment will be considered to have terminated effective as of February 26, 2001, and you will not receive any of the benefits set forth below. In addition, if you do not accept this Agreement, the Company will exercise its repurchase right with respect to any Company shares that you obtained via an early exercise provision. During the Leave Period, you will not be required, nor are you authorized, to conduct any activities on behalf of the Company except as specifically requested by the Company.

CONTINUED BENEFITS.  In consideration for signing this Agreement and subject to
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your continued compliance with its terms, the Company agrees to provide you with the following benefits:

 . From February 26, 2001 until the earlier of June 26, 2001, or termination of your employment, you will receive salary, for part-time service, of a total amount of $33,000, less standard deductions and withholdings (the "Part-Time Employment Period"). This amount will be paid on the Company's normal payroll dates (twice a month) on 8 gross payments (i.e., prior to standard deductions and withholdings) of $4,125 each. Within 10 days after the Effective Date, the Company will pay you the payments which would have been due by the Effective Date if this Agreement had been signed and had become effective on February 26, 2001 (assuming an April 21, 2001 Effective Date and payment date, you would receive $16,500 (prior to standard deductions and withholdings) for the first 4 payments).

 . The Company will continue to retain you on the Company's medical, dental, vision, and life insurance plans, at no cost to you, during the Part-Time Employment Period. Thereafter, you and your dependents may elect continued coverage under COBRA.
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 .  Upon the Effective Date, you will continue to vest (pursuant to the vesting schedule set forth herein) in 100,000 shares of Company stock pursuant to your option grant number 21 dated October 20, 1997 (the "Continued Option"). The Continued Option will vest at a rate of 25,000 shares per month at the end of each full month of service during the Part-Time Employment Period; provided, however, that if the Effective Date occurs prior to or on April 21, 2001, you will vest on the Effective Date in 25,000 shares of the Continued Option and (assuming continued employment) you will vest in an additional 25,000 shares on April 30, 2001. You will not sell, transfer or otherwise dispose of the 100,000 shares acquired under the Continued Option until February 27, 2002 ("lock-up agreement"). The Company may impose an appropriate legend on any stock certificate evidencing those shares, and may give its transfer agent stop transfer restrictions to enforce this lock-up agreement. The Company will remove the legends and stop transfer restrictions on or before February 26, 2002 so that you could sell those shares on or after February 27, 2002 without obtaining instructions from the Company to its transfer agent or an opinion of counsel. Upon termination of the Part-Time Employment Period, the Company shall cancel any options of the Continued Option that remain unvested. You may exercise the Continued Option until 90 days after termination of the Part-Time Employment Period (assuming employment through June 26, 2001, the last day for exercise would be September 24, 2001).

 . With the exception of the 100,000 shares from Grant No. 21 (described in the preceding paragraph), you acknowledge that your previous option grants (Grant Nos. 21, 129 and 320) terminated vesting as of the Suspension Date and are not subject to any additional vesting. You further acknowledge that under Grants Nos. 21, 129 and 320, you had vested in 460,000 shares as of the Suspension Date.

 . Notwithstanding your obligation to return Company property (as set forth below), you may retain the Company-provided Palm Pilot; provided, however, that you agree to delete from the Palm Pilot all contact information for Company employees and all other Company proprietary information. You further agree that the Company proprietary information previously provided to you for use on your Palm Pilot will not be used for business purposes or for activities that would be competitive with the activities of the Company.

 . You and the Company disagree as to the amount, if any, owed to you for your 2000 and 2001 incentive compensation. You and the Company have mutually agreed that if you sign this Agreement, the Company will pay you a lump sum payment of $137,000, less standard deductions and withholdings, in full satisfaction of the amount, if any, owed for your 2000 and 2001 incentive compensation. This payment will be paid within ten (10) days of the Effective Date.

 . You will receive a lump sum payment of $67,000, less standard deductions and withholdings, on February 28, 2002 if: (i) you are in material compliance with your obligations to the Company as set forth in this Agreement, your Employment Agreement dated August 18, 1997, and your Employee Proprietary Information and Inventions Agreement dated August 18, 1997; and (ii) you execute an additional release in the form attached as Exhibit B. You will be deemed to have materially complied with the obligations in clause (i) unless:
   (A) the Company has given notice of a material breach of those obligations within 10 days after an officer of the Company becomes aware of facts which reasonably would constitute a material breach of those obligations; and (B) either the asserted breach cannot be cured or you do not cure the asserted breach within 10 days after you receive the notice.

CONTINUED EMPLOYMENT.  During the Part-Time Employment Period, you will continue
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as a part-time employee of the Company, but will no longer be in the position of
Vice President of Sales and you will not be considered to be an officer of the Company. During this period, you will provide all necessary assistance to, and cooperation with the Company and you will undertake such assignments as may be requested by an officer of the Company from time to time in writing ("Work Assignments"); provided, that in no event shall you be required to provide services to the Company in excess of twenty (20) hours during any week. During the Part-Time Employment Period, the Company may terminate your employment for any material breach of the terms of this Agreement (including Exhibits A, B and C). In order to terminate your employment for material breach, (A) the Company must have given you notice of a material breach of those obligations within 10 days after any officer of the Company becomes aware of facts which reasonably would constitute a material breach of those obligations; and (B) either the asserted breach cannot be cured or you do not cure the asserted breach within 10 days after you receive the notice.

ADEA WAIVER.  In accordance with the Age Discrimination in Employment Act (the
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"ADEA"), you have had a period of 21 days in which to consider the terms of this
Agreement and 7 days, after signing this Agreement, in which you may choose to revoke your acceptance of its terms. You are advised to consult an attorney before waiving any rights that you may have under the ADEA. Eight days after both parties have signed this Agreement (the "Effective Date"), its terms will automatically become effective unless you have revoked your acceptance of the terms of this Agreement between the date you and the Company sign this letter and the Effective Date.

OTHER COMPENSATION OR BENEFITS.  You acknowledge that, except as expressly
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provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Suspension Date.

EXPENSE REIMBURSEMENTS.  You agree that you have submitted your final documented
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expense reimbursement claim form to myself, reflecting all business expenses you incurred through the Suspension Date. The Company will reimburse you for these expenses pursuant to its regular business practice. Following the Suspension Date, you will not be reimbursed for any expenses incurred on behalf of the Company, except as specifically agreed in writing in connection with any Work Assignment.

RETURN OF COMPANY PROPERTY.  With the exception of the Company-provided Palm
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Pilot (as described above), you agree to return to the Company on or prior to the Effective Date, all Company property which you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, training materials, competitive positioning materials, customer information, contract information, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).
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LIMITATIONS ON AUTHORITY.  You shall have no responsibilities or authority as an
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employee of the Company after the Suspension Date, other than as provided in writing in connection with a Work Assignment. You hereby agree not to represent or purport to represent the Company in any manner whatsoever to any third party, including any employee of the Company, unless authorized by the Company, in writing, to do so.

PROPRIETARY INFORMATION OBLIGATIONS.  Both during and after the term of your
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employment, you will refrain from any use or disclosure of the Company's proprietary or confidential information or materials, and you acknowledge that you are bound by the terms of your Employment Agreement dated August 18, 1997, and your Employee Proprietary Information and Inventions Agreement dated August 18, 1997, both of which are attached hereto as Exhibit A.

CONFIDENTIALITY.  The provisions of this Agreement shall be held in strictest
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confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

NONSOLICITATION.  You agree that during the term of your employment and until
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two (2) years after the Suspension Date, you will not, either directly or through others, solicit or attempt to solicit, recruit, or hire any person (including any entity) who is then an employee, consultant or independent contractor of the Company or to induce such persons to terminate his, her or its relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

DUTY OF LOYALTY.  You agree that during the term of your employment (including
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the Part-Time Employment Period), you will not become an employee, officer, or director of, or provide any consulting or other services of any type to, nor have any financial or other interest in, any company or other entity that provides, or proposes or plans to provide, products or services that are competitive with the products or services offered or proposed to be offered by the Company now, or offered or proposed to be offered by the Company during your employment period; provided, that nothing herein shall prohibit you from owning less than one percent of a publicly-traded company that provides competitive products or services.

NONDISPARAGEMENT.  You and the Company's officers and directors both agree that
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they will not at any time disparage the other in any manner likely to be harmful to the other, or to the personal or business reputation of the other, their directors, shareholders, agents, and employees, provided that each party shall respond accurately and fully to any question, inquiry, or request for information when required by legal process.

RELEASE.  In exchange for the payments and other consideration under this
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Agreement to which you would not otherwise be entitled, you agree to execute the
Employee Agreement and Release attached hereto as Exhibit B.
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MISCELLANEOUS.  This Agreement, including the Exhibits, constitutes the
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complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign and return it to me with the attached Employee Agreement and Release, which is part of this Agreement.

Sincerely,


Vitria Technology, Inc.


/s/ JoMei Chang                                          4/10/01
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JoMei Chang, President & CEO                               Date


I have read, understood, and unequivocally accept the above terms and conditions of this Separation Agreement:

/s/ Jay Shiveley                                         4/10/01
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Jay Shiveley                                               Date